Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2021	2020
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$455,718	$443,750
Management fee revenue - administrative services, net	14,847	14,771
Administrative services reimbursement revenue	153,533	151,554
Service agreement revenue	6,079	6,662
Total operating revenue	630,177	616,737

Operating expenses
Cost of operations - policy issuance and renewal services	400,549	379,492
Cost of operations - administrative services	153,533	151,554
Total operating expenses	554,082	531,046
Operating income	76,095	85,691

Investment income
Net investment income	17,097	4,664
Net realized investment gains (losses)	804	(10,806)
Net impairment recoveries (losses) recognized in earnings	87	(3,053)
Total investment income (loss)	17,988	(9,195)

Interest expense, net	1,009	3
Other expense	519	366
Income before income taxes	92,555	76,127
Income tax expense	18,989	16,801
Net income	$73,566	$59,326

Net income per share
Class A common stock – basic	$1.58	$1.27
Class A common stock – diluted	$1.41	$1.13
Class B common stock – basic and diluted	$237	$191

Weighted average shares outstanding – Basic
Class A common stock	46,188,860	46,188,789
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,315,958	52,324,350
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.035	$0.965
Class B common stock	$155.25	$144.75

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$135,192	$161,240
Available-for-sale securities	16,847	17,697
Equity securities	146	19
Receivables from Erie Insurance Exchange and affiliates, net	481,481	494,637
Prepaid expenses and other current assets	62,401	52,561
Accrued investment income	5,860	6,146
Total current assets	701,927	732,300

Available-for-sale securities, net	901,475	910,539
Equity securities	92,785	94,071
Fixed assets, net	282,268	265,341
Agent loans, net	59,916	62,449
Deferred income taxes, net	16,454	12,341
Other assets	44,273	40,081
Total assets	$2,099,098	$2,117,122

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$272,670	$262,338
Agent bonuses	30,766	110,158
Accounts payable and accrued liabilities	168,127	150,706
Dividends payable	48,200	48,200
Contract liability	35,799	36,917
Deferred executive compensation	13,825	17,319
Current portion of long-term borrowings	2,053	2,031
Total current liabilities	571,440	627,669

Defined benefit pension plans	174,228	164,346
Long-term borrowings	93,311	93,833
Contract liability	18,276	18,878
Deferred executive compensation	16,648	14,904
Other long-term liabilities	17,062	9,444
Total liabilities	890,965	929,074

Shareholders’ equity	1,208,133	1,188,048
Total liabilities and shareholders’ equity	$2,099,098	$2,117,122
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